EXHIBIT 3.1

Restated Certificate of Incorporation

of

NetLogic Microsystems, Inc.

The undersigned, Ronald S. Jankov and Roland B. Cortes, hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of NetLogic Microsystems, Inc., a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on April 7, 1997. The Restated Certificate of Incorporation of the corporation was filed with the Secretary of State of Delaware on October 1, 2002 and amended on each of October 15, 2003, March 18, 2004 and April 15, 2004.

3. Pursuant to Section 245 of the Delaware General Corporation law, this Restated Certificate of Incorporation only restates and integrates, and does not further amend, the provisions of the Corporation’s Restated Certificate of Incorporation in its entirety as heretofore amended or supplemented, as set forth in Appendix I.

The attached Restated Certificate of Incorporation has been duly adopted by the written consent of this corporation’s Board of Directors in accordance with the applicable provisions of Sections 141 and 245 of the General Corporation Law of the State of Delaware.

Executed at Mountain View, California, on April 16, 2004.

/s/ Ronald S. Jankov

Ronald S. Jankov, President

/s/ Roland B. Cortes

Roland B. Cortes, Secretary

Appendix I

Restated Certificate of Incorporation

of

NetLogic Microsystems, Inc.

Restated Certificate of Incorporation

of

NetLogic Microsystems, Inc.

ARTICLE I

The name of this corporation is NetLogic Microsystems, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One Hundred Eighteen Million (118,000,000) shares, each with a par value of $0.001 per share. Seventy-five Million (75,000,000) shares shall be Common Stock, and Forty-three Million (43,000,000) shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of Two Million Nine Hundred Fifty-eight Thousand One Hundred Forty-seven (2,958,147) shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of Fourteen Million One Hundred Ninety-four Thousand Six Hundred Fifty-seven (14,194,657) shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of Seven Million Eight Hundred Fifty Thousand (7,850,000) shares. The fourth series of Preferred Stock shall be designated “Series D Preferred Stock” and shall consist of Eleven Million (11,000,000) shares. The fifth series of Preferred Stock shall be designated “Series E Preferred Stock” and shall consist of Six Million Three Hundred Thousand (6,300,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock are as set forth below in this Article IV(B).

The Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable protective voting rights which have been or may be granted to the Preferred Stock or any series thereof in the Corporation’s Certificate of Incorporation (“Protective Provisions”), but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series of Preferred Stock may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred Stock or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series (other than the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock or the Series E Preferred Stock), prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Except where otherwise indicated, reference hereafter to “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock, collectively.

1. Dividend Provisions. The holders of shares of Preferred Stock shall be entitled to receive noncumulative dividends, out of any assets legally available therefor, pari passu with all other shares of Preferred Stock, prior and in preference to any declaration or payment of any dividend (including dividends payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of 8% of the amount of the liquidation preference applicable to each series of Preferred Stock, as specified in Section 2(a), per share per annum on each outstanding share of Preferred Stock, from legally available funds and when, as, and if declared by the Board of Directors.

2. Liquidation.

(a) Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, pari passu with all other shares of Preferred Stock and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.25 per share for each share of Series A Preferred Stock then held by them (as adjusted for stock splits, reverse stock splits, recapitalizations, stock dividends and the like), (ii) $1.00 per share for each share of Series B Preferred Stock then held by them (as adjusted for stock splits, reverse stock splits, recapitalizations, stock dividends and the like), (iii) $2.50 per share for each share of Series C Preferred Stock then held by them (as adjusted for stock splits, reverse stock splits, recapitalizations, stock dividends and the like), (iv) $3.25 per share for each share of Series

D Preferred Stock then held by them (as adjusted for stock splits, reverse stock splits, recapitalizations, stock dividends and the like) and (v) $3.25 per share for each share of Series E Preferred Stock then held by them (as adjusted for stock splits, reverse stock splits, recapitalizations, stock dividends and the like), plus declared but unpaid dividends with respect to each such series of Preferred Stock. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

(b) Remaining Assets. Upon the completion of the distribution required by Section 2(a) above, if assets remain in the Corporation, the holders of the Preferred Stock (on an as-converted basis) and the Common Stock of the Corporation shall receive ratably all of the remaining assets of the Corporation.

(c) Certain Acquisitions.

(i) Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to occur in the event of a merger, consolidation or sale of all or substantially all of the fair market value of the Corporation’s property or business or any other kind of transaction or series of related transactions which results in a transfer of more than fifty percent (50%) of the outstanding voting power of the Corporation (each a “Change of Control Transaction”); provided that this Section 2(c)(i) shall not apply (A) to a merger effected exclusively for the purpose of changing the domicile of the Corporation, or (B) to any Change of Control Transaction in which stockholders owning, directly or indirectly, fifty percent (50%) or more of the Corporation’s voting shares prior to the transaction own, directly or indirectly, as a result of such Change of Control Transaction, more than fifty percent (50%) of the outstanding voting shares of the Corporation or of the surviving corporation or its parent corporation in any merger or consolidation, or of the purchaser of the assets of the Corporation or such purchaser’s direct or indirect parent corporation in any sale of assets transaction.

(ii) Valuation of Consideration. In the event of a deemed liquidation as described in Section 2(c)(i) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability:

(1) If traded on a securities exchange or the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three days prior to the closing;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three days prior to the closing; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(c)(ii)(A) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.

(iii) Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of a Change of Control Transaction not later than 10 days prior to the stockholders’ meeting called to approve such transaction, or 10 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

(iv) Effect of Noncompliance. In the event the requirements of this Section 2(c) are not complied with, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with, or cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2(c)(iii) hereof.

3. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Section 3(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, in each case at the office of the Corporation or any transfer agent for such Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) $1.25 in the case of the Series A Preferred Stock, (ii) $1.00 in the case of the Series B Preferred Stock, (iii) $2.50 in the case of the Series C Preferred Stock, (iv) $3.25 in the case of the Series D Preferred Stock and (v) $3.25 in the case of the Series E Preferred Stock by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share shall be $1.25 for each share of Series A Preferred Stock, $1.00 for each share of Series B Preferred Stock, $2.50 for each share of Series C Preferred Stock, $3.25 for each share of Series D Preferred Stock and $3.25 for each share of Series E Preferred Stock. Such initial Conversion Price shall be subject to adjustment as set forth in Section 3(d) below.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) except as provided below in Section 3(c), the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), the public offering price of which is not less than $7.50 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate cash proceeds to the Corporation of $20,000,000 or (ii) the date specified by written consent or agreement of the holders of at least two-thirds of the then outstanding shares of Preferred Stock, voting together as a single class.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Shares below Purchase Price . If the Corporation shall issue, after the date upon which any shares of Series E Preferred Stock were first issued (the “Purchase Date”), any Additional Shares (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Additional Shares, the Conversion Price for such series in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 3(d)(i), unless otherwise provided in this Section 3(d)(i).

(A) Adjustment Formula. Whenever the Conversion Price is adjusted pursuant to this Section 3(d)(i), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Shares so issued. For purposes of the foregoing calculation, the term “Outstanding Common” shall include all Common Stock Equivalents (as defined in Section 3(d)(ii)) and all shares of Common Stock deemed issued pursuant to Section 3(d)(i)(E).

(B) Definition of “Additional Shares”. For purposes of this Section 3(d)(i), “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 3(d)(i)(E)) by the Corporation after the Purchase Date other than:

(1) Common Stock issued or deemed issued pursuant to Section 3(d)(ii) or (iii) or pursuant to Sections 3(e) or 3(f);

(2) Shares of Common Stock issuable or issued to employees, consultants or directors of the Corporation directly or pursuant to a stock purchase, stock option, restricted stock or other written compensation plan approved by a majority of the members of the Board of Directors;

(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions, lessors or other persons or entities in connection with commercial credit or other lending arrangements, equipment financings, or similar transactions that are approved by a majority of the members of the Board of Directors;

(4) Shares of Common Stock issuable upon exercise of warrants, options, notes or other rights to acquire securities of the Corporation outstanding as of the date of this Restated Certificate of Incorporation;

(5) Capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by a majority of the members of the Board of Directors;

(6) Shares of Common Stock issued or issuable upon conversion of shares of any series of Preferred Stock; and

(7) Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock.

(C) No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this
Section 3(d)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 3(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Section 3(d)(i)(D).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of each series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each share of the affected series of Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 3(d)(i)(E)(1) and 3(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 3(d)(i)(E)(3) or 3(d)(i)(E)(4).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Section 3(d)(i), except to the limited extent provided for in Sections 3(d)(i)(E)(3) and 3(d)(i)(E)(4), no adjustment of the Conversion Price pursuant to this Section 3(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time or from time to time after the Purchase Date fix a record date to effect a split or subdivision of the outstanding shares of Common Stock or for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each share of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 3(d)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for each share of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3(d)(ii), then, in each such case for the purpose of this Section 3(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or Change of Control Transaction provided for elsewhere in this Section 3 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation (except in accordance with applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation.

(k) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

4. Voting Rights.

(a) General. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. On all matters subject to a class vote, all holders of Preferred Stock shall vote together as a single class on an as-converted basis. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

(b) Board of Directors. So long as there are at least 1,000,000 shares of Series B Preferred Stock outstanding (as adjusted for stock splits, stock dividends or recapitalizations) the holders of the Series B Preferred Stock, voting as a single class, shall be entitled to elect one member of the Board of Directors. So long as there are at least 1,000,000 shares of Series C Preferred Stock outstanding (as adjusted for stock splits, stock dividends or recapitalizations) the holders of the Series C Preferred Stock, voting as a single class, shall be entitled to elect one member of the Board of Directors. The holders of the Series A Preferred Stock (on an as-converted basis) and the Common Stock, voting together as a single class, shall be entitled to elect all other members of the Board of Directors.

5. Protective Provisions.

(a) Preferred Stock. So long as at least 1,000,000 shares of Preferred Stock are outstanding (as adjusted for stock splits, stock dividends or recapitalizations), and except as otherwise required by law, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis:

(i) effect a Change of Control Transaction;

(ii) amend or waive any provision of this Certificate of Incorporation or the Corporation’s bylaws;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock; or

(iv) declare or pay any dividends on the Common Stock of the Corporation or redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from current or former employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

(b) Series C Preferred. The holders of a majority of the outstanding shares of Series C Preferred must approve any action that:

(i) alters or changes the rights, preferences or privileges of the Series C Preferred;

(ii) authorizes the issuance of securities having a preference over or on parity with the Series C Preferred;

(iii) increases or decreases (other than by redemption or conversion) the total number of authorized shares of Series C Preferred;

(iv) declares or pays any dividend on (including a dividend payable in stock of the Corporation) or makes any other distribution with respect to any Common Stock of the Corporation; or

(v) changes the number of directors which shall constitute the entire Board of Directors.

(c) Series D Preferred. The holders of a majority of the outstanding shares of Series D Preferred must approve any action that:

(i) alters or changes the rights, preferences or privileges of the Series D Preferred;

(ii) authorizes the issuance of securities having a preference over or on parity with the Series D Preferred;

(iii) increases or decreases (other than by redemption or conversion) the total number of authorized shares of Series D Preferred; or

(iv) declares or pays any dividend on (including a dividend payable in stock of the Corporation) or makes any other distribution with respect to any Common Stock of the Corporation.

6. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, the Preferred Stock so converted shall become the previously authorized shares of Common Stock into which they have been converted and such shares of Preferred Stock shall be cancelled and shall not be issuable by the Corporation as Preferred Stock.

7. Consent to Certain Repurchases of Common Stock Deemed to Be Distributions. If and to the extent that the Corporation is subject to certain provisions of the General Corporation Law of the State of California (including Sections 500 to 505, inclusive, of the California Corporations Code) in addition to the provisions of the DGCL, each holder of an outstanding share of Preferred stock shall be deemed to have consented, for purposes of Sections 502, 503 and 506 of the California Corporations Code, to distributions made by the Corporation in connection with any repurchase of shares of Common Stock issued to or held by officers, directors, employees or consultants upon termination of their employment or services pursuant to agreements providing for the right of repurchase between the Corporation and such persons. Notwithstanding anything to the contrary contained in this Certificate of Incorporation, no consent or approval by the holders of Preferred Stock shall be required for any repurchase described in this Section 7.

8. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, subject only to the provisions of Article IV, Section 5(a)(ii) and Section 5(b)(v).

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.”

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